SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K




                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                          Date of Report: May 11, 1998





                         Globe Business Resources, Inc.




                       Incorporated under the laws of Ohio




Commission File No. 0-27682           IRS Employer Identification No. 31-1256641



11260 Chester Road , Suite 400, Cincinnati, Ohio                      45246
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(Address of Principal Executive Offices)                            (Zip Code)



                                 (513) 771-8287
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              (Registrant's Telephone Number, Including Area Code)



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




        Item 5. Other Events

        On May 12, 1998, the Company issued the attached press release reporting on its acquisition of Feld Corporate Housing.

        Item 7. Exhibits

        99.    Press Release dated May 12, 1998



                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                Globe Business Resources, Inc.



                                                /s/ David D. Hoguet
                                                --------------------------------
                                                By:    David D. Hoguet
                                                       Chief Executive Officer

Signed:  May 15, 1998

                                                                    EXHIBIT 99





CONTACT:       DAVID D. HOGUET                     FOR IMMEDIATE RELEASE
               (513) 771-8287
                      OR
               BLAIR D. NELLER
               (602) 240-2440


            GLOBE BUSINESS RESOURCES ACQUIRES FELD CORPORATE HOUSING


     CINCINNATI, May 12, 1998 -- Globe Business Resources, Inc. (NASDAQ:GLBE) today announced that it has acquired the assets of Feld Corporate Housing, a privately-owned company, for an undisclosed amount and that it will continue to operate this business at certain Feld-owned or managed properties for at least the next three years.

     Feld Corporate Housing, based in Denver, Colorado, provides short-term housing to transferring or temporarily assigned corporate personnel, new hires, trainees and consultants and has annual revenues of approximately $5 million. More than half of Feld's corporate housing units are located at the Breakers, Denver's premiere resort rental property.

     Commenting on the acquisition, David D. Hoguet, Chairman of Globe Business Resources, said, "The acquisition of Feld Corporate Housing represents our initial entry into the Denver corporate housing market. Feld has been one of our largest furniture rental customers in the Denver market. With this acquisition, we now operate in both corporate housing and furniture rental in thirteen of our twenty-six markets."

     Globe Business Resources, Inc., is a leading consolidator in the temporary relocation industry. Doing business as Globe Furniture Rentals, the Company is the third largest operator in the rent-to-rent segment of the furniture rental business renting and selling quality office and residential furniture to a variety of corporate and individual customers. Doing business as Globe Corporate Stay International, the Company is also the second largest operator in the corporate housing market, providing fully furnished short-term housing through an inventory of leased housing units to relocated, transferred and temporary personnel.